Exhibit 99.1

FOR IMMEDIATE RELEASE

October 31, 2007

MILLENNIUM BANKSHARES REPORTS 3rd QUARTER RESULTS

Reston, VA – October 31, 2007 – Millennium Bankshares Corporation (Nasdaq: MBVA) today announced income from continuing operations of $201,000 for the quarter ended September 30, 2007, or $0.02 per diluted share, versus $455,000, or $0.05 per diluted share, for the same period last year. Income from continuing operations for the nine months ended September 30, 2007 was $583,000, or $0.06 per diluted share, versus $1.8 million, or $0.19 per diluted share, for the same period last year. Including losses from discontinued operations, which reflect the impact on earnings from the resolution of mortgage loans that were originated in 2006 and repurchased in 2007 due to early payment defaults, the Company reported a net loss of $1.6 million for the quarter ended September 30, 2007, or $(0.17) per diluted share, versus net income of $1.0 million, or $0.11 per diluted share, for the same period in 2006. For the nine months ended September 30, 2007, the Company reported a net loss of $1.2 million, or $(0.14) per diluted share compared with net income of $2.7 million, or $0.29 per diluted share, for the same period last year.

Third quarter and year-to-date results in 2007 were negatively impacted by losses from discontinued operations, as additional valuation reserves totaling $1.8 million on mortgage loans repurchased from investors were booked. These reserves were required primarily as a result of additional repurchases processed early in the third quarter coupled with additional write-downs on loans already repurchased in previous periods as a result of migration from performing status to delinquency status. Due to the backlog in the states where these mortgages were originated, the process to obtain title and ultimately sell the properties has been delayed. We believe our exposure to new loan repurchases in future periods is minimal and that our valuation reserves as of September 30, 2007 are adequate. Given the turmoil that currently exists in the housing markets, however, there can be no certainty that additional reserves will not be required in future periods as we continue our resolution efforts. When sales of repurchased loans or foreclosed real estate do begin to occur, we will be in a better position to more accurately assess valuation reserve adequacy. We had $22.3 million in nonperforming held for sale loans at September 30, 2007, most of which will migrate from nonaccrual loans to other real estate owned before ultimate resolution via sale.

Richard I. Linhart, President and Chief Executive Officer, said, “Improving our overall asset quality remains our number one priority. We believe that we have now isolated our material credit risk exposures and are focused on improving the quality and efficiency of our operating processes, internal controls, customer service and the overall balance sheet risk profile.”

Balance Sheet Overview

Comparing September 30, 2007 to December 31, 2006, investments increased 12% as the Company executed an investment leveraging strategy in the first quarter 2007, funded by FHLB advances, designed to further improve its interest rate risk profile. Net loans were flat as we tightened our underwriting standards and reduced our exposure to commercial real estate and acquisition and development loans. Loan production did not keep pace with runoff. Loans held for sale decreased by $13.7 million as the previously announced wind-down of the mortgage operations continued. Total deposits decreased by 15% while borrowings increased by $46.1 million, as the Company actively allowed the runoff of higher cost certificates of deposit in an effort to stabilize its net interest margin. The Company’s ratio of equity to assets stood at 8.16% at September 30, 2007, up from 8.04% at December 31, 2006.

Forward-Looking Statements

This news release contains comments, information and guidance that constitute forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995) that are based on current expectations that involve a number of risks and uncertainties. Actual results may differ materially from the results expressed in forward-looking statements. Factors that might cause such a difference include a failure to maintain effective systems of internal and disclosure control; management changes; changes in estimates regarding loss exposure from the wind down of mortgage operations and subsequent disposition of remaining held for sale loans; changes in interest rates and interest rate relationships; demand for products and services; the degree of competition by traditional and non-traditional competitors; changes in banking regulation; changes in tax laws; changes in prices, levies, and assessments; the impact of technological advances; governmental and regulatory policy changes; the outcomes of contingencies and litigation; trends in customer behavior as well as their ability to repay loans; changes in the national and local economy; and other factors, including risk factors, referred to from time to time in filings made by Millennium Bankshares with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2006. Millennium Bankshares undertakes no obligation to update or clarify forward-looking statements, whether as a result of new information, future events or otherwise.

About Millennium Bankshares

Millennium Bankshares Corporation is a financial holding company headquartered in Reston, Virginia. It was incorporated in 1998 and began operations in April 1999. Millennium provides commercial and consumer banking services through Millennium Bank, National Association. Millennium Bank is a nationally chartered community bank with six banking offices – four in Northern Virginia (Reston, Herndon, Sterling and Warrenton) and two in Richmond, Virginia (Broad Street and Colonial Heights). The bank provides a broad range of commercial and retail banking services designed to meet the needs of businesses and consumers in the communities it serves. The Company’s internet address is www. millenniumbankshares.com.

Contacts:

Richard I. Linhart, President and CEO

(703) 464-1966

Dale G. Phelps, EVP and CFO

(703) 464-1962

Millennium Bankshares Corporation
Financial Highlights
(Unaudited)

	Three Months Ended			Nine Months Ended
(Dollars in thousands, except per share data)	September 30,		%	September 30,		%
	2007	2006	Change	2007	2006	Change
Operations
Interest income (1)	$ 8,645	$ 7,616	13.5	$ 25,430	$ 20,562	23.7
Interest expense (1)	5,812	4,763	22.0	17,137	11,880	44.3
Net interest income	2,833	2,853	(0.7)	8,293	8,682	(4.5)
Provision for loan losses (1)	102	99	3.0	975	154	533.1
Net interest income after provision
for loan losses	2,731	2,754	(0.8)	7,318	8,528	(14.2)
Other income (1)	351	350	0.3	1,068	1,182	(9.6)
Operating expense (1)	3,027	2,637	14.8	8,309	7,636	8.8
Income from continuing operations before income taxes	55	467	(88.2)	77	2,074	(96.3)
Income tax (benefit) expense (1)	(146)	12	(1,316.7)	(506)	304	(266.4)
Income from continuing operations	201	455	(55.8)	583	1,770	(67.1)
Income (loss) from discontinued operations (net of tax)	(1,766)	546	(423.4)	(1,818)	892	(303.8)
Net income (loss)	(1,565)	1,001	(256.3)	(1,235)	2,662	(146.4)

Per Share Data
Basic earnings per share from continuing operations	0.02	0.05	(60.0)	0.07	0.20	(65.0)
Diluted earnings per share from continuing operations	0.02	0.05	(60.0)	0.06	0.19	(68.4)
Basic earnings (loss) per share from discontinued operations	(0.20)	0.06	(433.3)	(0.20)	0.10	(300.0)
Diluted earnings (loss) per share from discontinued operations	(0.20)	0.06	(433.3)	(0.20)	0.10	(300.0)
Basic earnings (loss) per share	(0.18)	0.11	(263.6)	(0.14)	0.30	(146.7)
Diluted earnings (loss) per share	(0.17)	0.11	(254.5)	(0.14)	0.29	(148.3)
Book value per share	5.11	5.63	(9.2)
Closing stock price	7.01	8.75	(19.9)
Weighed average shares-Basic	8,927,359	8,909,135		8,926,651	8,895,347
Weighted average shares-Diluted	9,008,015	9,104,595		9,113,398	9,112,942

Selected Average Balance Sheet Data
Investments	198,993	157,094	26.7	196,293	147,234	33.3
Loans, net of deferred fees (including loans held for sale)	329,183	331,544	(0.7)	327,355	289,047	13.3
Total assets	560,262	517,691	8.2	561,354	462,292	21.4
Deposits	403,461	395,763	1.9	416,531	337,278	23.5
Borrowings	108,556	71,057	52.8	94,217	74,454	26.5
Shareholders' equity	45,387	48,624	(6.7)	46,659	48,095	(3.0)

Performance Ratios
Return on average assets	(1.11)%	0.77%		(0.29)%	0.77%
Return on average equity	(13.68)%	8.17%		(3.54)%	7.40%
Net interest margin	1.78%	2.84%		2.08%	3.00%
Efficiency ratio (3)	85.91%	77.21%		80.75%	73.30%
Nonperforming assets to total assets (2)	1.44%	0.56%
Net charge-offs to average loans	0.28%	(0.01)%		0.21%	(0.01)%
Allowance for loan losses to loans held for investment	1.31%	1.11%

	September 30,	December 31,
Selected Balance Sheet Data	2007	2006
Investments	192,858	172,703	11.7
Loans, net of allowance for loan losses	293,891	295,057	(0.4)
Loans, held for sale, net of valuation reserve	24,009	37,728	(36.4)
Total assets	558,700	591,542	(5.6)
Deposits	408,864	482,729	(15.3)
Borrowings	101,992	55,900	82.5
Shareholders' equity	45,595	47,552	(4.1)

(1) Conforms prior periods for discontinued operations presentation.

(2) Excludes $22.3 million in nonperforming held for sale loans at September 30, 2007 for which separate fair value reserves have been established.

(3) Computed by dividing noninterest expense by the sum of fully taxable equivalent net interest income and noninterest income. This is a non-GAAP financial measure that we believe provides investors with important information regarding our operating efficiency. Comparison of our efficiency ratio with those of other companies may not be possible because other companies may calculate efficiency ratio differently.

Reconciliation of GAAP-based and traditional efficiency ratios

Net interest income from continuing operations (GAAP) (A)	$ 2,833	$ 2,853	$ 8,293	$ 8,682
Taxable-equivalent adjustment	339	212	928	554
Net interest income from continuing operations on a fully
taxable equivalent basis	3,172	3,065	9,221	9,236
Other income from continuing operations (GAAP) (B)	351	350	1,068	1,182
Total revenue from continuing operations (C)	3,523	3,415	10,289	10,418
Operating expense from continuing operations (GAAP) (D)	3,027	2,637	8,309	7,636
GAAP-based efficiency ratio (D)/((A)+(B))	95.07%	82.33%	88.76%	77.42%
Traditional efficiency ratio (D)/(C)	85.91%	77.21%	80.75%	73.30%